Exhibit 99.1

Rezolute Reports Third Quarter Fiscal 2023 Results and Highlights Company Progress

The Company is poised to commence Phase 3 for RZ358 in the third quarter of calendar year 2023

REDWOOD CITY, Calif., May 11, 2023 (GLOBE NEWSWIRE) -- Rezolute, Inc. (Nasdaq: RZLT), a clinical-stage biopharmaceutical company dedicated to developing transformative therapies with the potential to shift the treatment paradigms of devastating metabolic diseases, today announced its financial results for the third quarter of fiscal 2023 ended March 31, 2023.

“We are continuing to make progress across our pipeline, including preparation for a Phase 3 study for RZ358 as well as enrollment of patients in our Phase 2 Study for RZ402,” said Nevan Charles Elam, Chief Executive Officer and Founder of Rezolute. “The quarter was punctuated by a Rezolute-hosted virtual key opinion leader event that explored the therapeutic landscape of diabetic macular edema and the rationale for treating with an oral plasma kallikrein inhibitor such as RZ402. I am excited and encouraged by the support of key thought leaders in the ophthalmology space who, like all of us at Rezolute, wish to change the treatment paradigm of DME.”

Third Quarter Fiscal 2023 Financial Results

•	Cash and cash equivalents totaled $33.7 million and investments in marketable debt securities totaled $95.5 million as of March 31, 2023.

•	Research and development (R&D) expenses were $14.2 million for the third quarter of fiscal 2023, compared to $8.7 million for the same period in fiscal 2022. The increase was primarily due to increased expenditures in clinical trial activities, manufacturing costs and higher personnel-related expenses, which included employee compensation and stock-based compensation.

•	General and administrative (G&A) expenses were $2.9 million for the third quarter of fiscal 2023, compared to $2.1 million for the same period in fiscal 2022. The increase was primarily due to higher personnel-related expenses, including employee compensation and stock-based compensation.

•	Net loss was $15.7 million for the third quarter of fiscal 2023, compared to $11.2 million for the same period in fiscal 2022.

About Rezolute, Inc.

Rezolute strives to disrupt current treatment paradigms by developing transformative therapies for devastating rare and chronic metabolic diseases. Its novel therapies hold the potential to both significantly improve outcomes and reduce the treatment burden for patients, the treating physician, and the healthcare system. Patient, clinician, and advocate voices are integrated in the Company’s drug development process, enabling Rezolute to boldly address a range of severe conditions. Rezolute is steadfast in its mission to create profound, positive, and lasting impact on patients’ lives. The Company’s lead clinical asset, RZ358, is in late-stage development for the treatment of congenital hyperinsulinism, a rare pediatric endocrine disorder. Rezolute is also developing RZ402, an orally available plasma kallikrein inhibitor, for the treatment of diabetic macular edema. For more information, visit www.rezolutebio.com or follow us on Twitter.

Forward-Looking Statements

This release, like many written and oral communications presented by Rezolute and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of Rezolute, are generally identified by use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, Rezolute undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Important factors that may cause such a difference include any other factors discussed in Rezolute’s filings with the SEC, including the Risk Factors contained in the Rezolute’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.

Investor:

Kimberly Minarovich

Argot Partners

rezolute@argotpartners.com

212-600-1902

Media:

Jennifer Arcure

Canale Communications, Inc.

jennifer.arcure@evokegroup.com

917-603-0681

Rezolute, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2023	2022	2023	2022

	(unaudited)		(unaudited)
Condensed Consolidated Statements of Operations Data:

Operating expenses:
Research and development	$14,231	$8,686	$32,880	$23,912
General and administrative	2,911	2,068	8,872	6,632
Total operating expenses	17,142	10,754	41,752	30,544
Loss from operations	(17,142)	(10,754)	(41,752)	(30,544)
Non-operating income (expense), net	1,470	(454)	2,693	(1,093)
Net loss	$(15,672)	$(11,208)	$(39,059)	$(31,637)

Basic and diluted net loss per common share	$(0.30)	$(0.65)	$(0.76)	$(2.30)

Shares used to compute basic and diluted net loss per common share	51,409	17,218	51,113	13,748

	March 31,	June 30,
	2023	2022
	(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash and cash equivalents	$33,743	$150,410
Investments in marketable debt securities	95,529	-
Working capital	101,139	149,642
Total assets	134,205	152,420
Accumulated deficit	(248,257)	(209,198)
Total stockholders’ equity	127,316	149,471